Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Aerkomm Inc. (the “Company”) on Post Effective Amendment No. 1 to Form S-1 [File No. 333-222208] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 26, 2018, with respective to our audits of the consolidation financial statements of Aerkomm Inc. and subsidiaries as of and for the three-month period ended March 31, 2018, and as of December 31, 2017 and 2016 and each of the three years in the period ended December 31, 2017. We also consent to the reference to our Firm under the heading “Expert” in such Prospectus.

/s/Chen & Fan

Chen & Fan Accountancy Corporation

San Jose, California

May 3, 2018